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                                                                   Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
THE LEXUS COMPANIES, INC.:

We consent to the inclusion of our reports dated February 18, 2000 and February 19, 1999, with respect to the consolidated balance sheets of THE LEXUS COMPANIES, INC. and subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years then ended, which reports appear in the Form 8-K/A of Loraca International, Inc. dated June 13, 2000.

/s/  KPMG LLP,

Chicago, Illinois
June 13, 2000